Exhibit 5.1

Steven M. Przesmicki

+1 858 550 6070

przes@cooley.com

August 13, 2019

Dynavax Technologies Corporation

2100 Powell Street, Suite 900

Emeryville, CA 94608

Ladies and Gentlemen:

We have acted as counsel to Dynavax Technologies Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering of up to 2,300,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Company’s Amended and Restated 2018 Equity Incentive Plan (the “2018 EIP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the 2018 EIP, the Company’s certificate of incorporation and bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares when sold and issued in accordance with the 2018 EIP, the Registration Statement and related prospectus, will be validly issued, and the Shares will be fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000    f: (858) 550-6420    cooley.com